Exhibit 10.28
COMMERCIAL SUPPLY AGREEMENT
     This Commercial Supply Agreement (this “Agreement”) is made as of the ___ day of September, 2007 (the “Effective Date”) by and between Omeros Corporation, a Washington corporation, having its principal offices at 1420 Fifth Avenue, Suite 2600, Seattle, Washington 98101 (“Omeros”), and Hospira Worldwide Inc., a Delaware corporation, having its principal offices at 275 North Field Drive, Lake Forest, Illinois 60045 (“Hospira”). Omeros and Hospira previously entered into a Master Development Agreement, dated May 8, 2007 (the “Development Agreement”), pertaining to the development of Omeros’ pharmaceutical drug product OMS103HP-S. Omeros and Hospira now desire to enter into an agreement for the commercial supply of OMS103HP-S by Hospira to Omeros. Therefore, in consideration of the mutual covenants and obligations set forth below, Omeros and Hospira (the “Parties” and each a “Party”) agree as follows:
     1. DEFINITIONS
     The following initially capitalized terms in this Agreement, whether used in the singular or plural, shall have the respective meanings set forth below:
     1.1 “Act” means U.S. Federal Food, Drug and Cosmetic Act, 21 U.S.C. §301 et seq.
     1.2 “Affiliate” means any corporation or other entity or enterprise that controls, is controlled by, or is under common control with, a Party. A corporation or other entity or enterprise shall be regarded as in control of another corporation, entity or enterprise if it owns or directly or indirectly controls 50% or more of the voting securities or other ownership interest of the other corporation, entity or enterprise or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or enterprise.
     1.3 “APIs” means the active pharmaceutical ingredients required for the Processing of Product as set forth in the Specifications.
     1.4 “Applicable Laws” means all laws, ordinances, rules and regulations applicable to the Product and the Services (including Processing of Product or any aspect thereof) and the obligations of Hospira or Omeros, as the context requires under this Agreement, including, without limitation, (a) all applicable federal, state and local laws and regulations, including without limitation the Act, (b) all applicable FDA regulations promulgated under the Act, (c) all applicable cGMPs, (d) all applicable guidances promulgated or adopted by FDA, including without limitation all applicable International Conference on Harmonization (“ICH”) guidances, each as amended from time to time and (e) all laws and regulations within the Territory, including without limitation ICH guidances, that are applicable to the Processing of Product for commercial supply.
     1.5 “Batch” means the Product, made in accordance with the Specifications, resulting from a single production run, or any other specific quantity of Product that is mutually agreed upon in writing by the Parties from time to time.

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     1.6 “Batch Records” means Batch-specific manufacturing, packaging and test records and documentation relating to Processing, packaging and release of each Batch, exception documentation, deviations/discrepancies and additional documentation generated and/or processed as part of the production record of the related Batch.
     1.7 [†]
     1.8 “Certificate of Analysis” means, for each Batch produced, a document prepared by Hospira setting forth the measured and observable characteristics of Product from the Batch, and confirming that such Batch meets the Specifications. Each Certificate of Analysis shall include: (a) a listing of tests performed by or on behalf of Hospira, test date(s), and test results, and a certification of the accuracy of each of the foregoing; and (b) a reference to or inclusion of the related Certificate of Compliance. The Parties shall from time to time agree upon a format or formats for the Certificate of Analysis to be used under this Agreement.
     1.9 “Certificate of Compliance” means, for each Batch, a document prepared by Hospira: (a) listing the manufacturing date, unique Batch number, and quantity of Product in such Batch, and (b) certifying that such Batch was manufactured in accordance with Applicable Laws, including, without limitation, cGMP. The Parties shall from time to time agree upon a format or formats for the Certificate of Compliance to be used under this Agreement. The Certificate of Compliance may be included within the Certificate of Analysis.
     1.10 “cGMP” means current Good Manufacturing Practices as defined in the FDA rules and regulations, including, without limitation, the United States regulations set forth at 21 CFR Parts 210-211, as appropriate and as the same may be amended from time to time.
     1.11 “Confidential Information” means any data, research, development, manufacturing, marketing, financial, personnel, sales, business, and other non-public, proprietary or technical information provided by the disclosing Party to the Recipient, including without limitation all Product Data (which shall be considered Omeros’ Confidential Information even if generated or provided by Hospira), except any portion of such information that:
     (a) is or becomes generally available to the public or within the industry to which such information relates, other than as a result of a breach of this Agreement; or
     (b) is known by Recipient at the time of receipt of the disclosing Party’s information, as evidenced by Recipient’s contemporaneous written records; or
     (c) is provided to Recipient on a non-confidential basis by a third party who has the legal right to make such disclosure; or
     (d) was or is independently developed by or for Recipient without access to or use of the information of the disclosing Party, as evidenced by Recipient’s contemporaneous written records.

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     1.12 “Deliver” or “Delivery” with respect to Product means, and shall take place upon, the transfer of possession of Product to Omeros [†] for Product delivered in the United States and [†] for Product delivered outside of the United States.
     1.13 “Develop” or “Development” shall mean the generation, improvement, optimization, transfer or validation of methods, assays, protocols or processes for Processing, analyzing or testing Product.
     1.14 “Facility” means Hospira’s pharmaceutical manufacturing facility in McPherson, Kansas.
     1.15 “FDA” means the United States Food and Drug Administration and any successor agency.
     1.16 “Hospira New IP” shall mean all Intellectual Property conceived solely by Hospira during the course of the performance of the Services pursuant to this Agreement, or conceived by Hospira prior to this Agreement (other than pursuant to the Development Agreement) and reduced to practice solely by Hospira during the course of the performance of the Services pursuant to this Agreement, that is not specific to [†].
     1.17 “Intellectual Property” means all intellectual property (whether or not patented or patentable), including, without limitation, inventions, patents, patent applications, trade secrets, know-how, copyrights, trademarks, designs, concepts, technical information, manuals, standard operating procedures, instructions or specifications.
     1.18 “Joint New IP” shall mean Intellectual Property conceived or reduced to practice jointly by Hospira and Omeros excluding all Omeros New IP.
     1.19 “Latent Defect” means the failure of any Product delivered to Omeros to meet the current Specifications at the time of manufacture as a result of the acts or omissions of Hospira or its employees, subcontractors, agents or other representatives that was not, and could not reasonably be expected to have been, found by exercise of ordinary care in inspection and testing by Omeros. For purposes of clarity, the presence of a contaminant from Processing or Hospira’s failure to comply with cGMPs shall be considered a Latent Defect.
     1.20 “Master Batch Record” shall mean the formal set of instructions for Processing of Product.
     1.21 “Materials” means, collectively, all raw materials and other ingredients (excluding APIs) and packaging and shipping materials required for Processing Product.
     1.22 “Minimum Percentage” shall initially mean [†] of Omeros’ Product Requirements and subsequently any adjusted percentage of Omeros’ Product Requirements as may be mutual agreed in writing by the Parties in accordance with Section 2.6.1, 3.9.1 or 3.10.6.

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     1.23 “Omeros New IP” means any and all Intellectual Property conceived or reduced to practice by either Party individually or jointly during the course of the performance of this Agreement that are specific to [†].
     1.24 “Omeros’ Product Requirements” means Omeros’ total requirements for commercial sales of Product in the Territory as well as clinical supplies of Product for the development of additional therapeutic indications after Launch.
     1.25 “Omeros Property” means any chemical and/or biological materials or samples, other tangible property, and written or electronic documents and records owned by or licensed to Omeros as of the Effective Date, developed by Omeros in connection with this Agreement, or disclosed or delivered by or on behalf of Omeros in connection with this Agreement, including, without limitation, Omeros Confidential Information (including without limitation Product Data) and Omeros’ Intellectual Property (including without limitation Omeros New IP) in tangible or electronic form.
     1.26 “Price” means the [†] price of the Product, as set forth on Exhibit B attached hereto and incorporated herein.
     1.27 “Process” or “Processing” shall mean the act or acts of manufacturing, handling, storing, analyzing, testing, filling, finishing, packaging, inspecting, labeling, preparing for shipment and/or stability testing of Product by Hospira pursuant to this Agreement.
     1.28 “Product” means a liquid formulation of Omeros’ pharmaceutical product, designated as OMS103HP-S, which contains each of the following APIs: amitriptyline hydrochloride, oxymetazoline hydrochloride and ketoprofen.
     1.29 “Product Data” means all information, documents, records, raw data, specimens, and other work product that relates to or describes the Services, including the Processing of Product. The term “Product Data” shall include, without limitation, documents and records pertaining to Processing of Product, Batch Records, Certificates of Analysis, Certificates of Compliance, analytical test methods, analytical test results, list of SOPs, Product Specific SOPs, list of equipment used in the Processing of Product, signed title pages of approved qualification reports for such equipment, general facility layout details and process trend and variability data, and all other documents, reports and data prepared, developed or generated by Hospira in connection with performance of the Services hereunder. The term “Product Data” shall expressly exclude, however, General SOPs and other information that is Hospira’s confidential information that is not specific to Omeros or Omeros’ Product and is related to Hospira’s manufacturing processes that are generally applicable to the products of multiple customers.
     1.30 “Recipient” means a Party that receives Confidential Information.
     1.31 “Regulatory Authority” means any governmental regulatory agency or authority that is responsible for regulating any aspect of the development, manufacture, market approval, sale, distribution, packaging or use of the Product, including, without limitation, as applicable, based on the Territory on the Effective Date or any expansion of the Territory by mutual written agreement of the Parties, the FDA, the European Medicines Agency (EMEA), the Japanese

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Ministry of Health, Labour and Welfare (MHLW), the Health Canada – Therapeutic Product Programme (TPP) and any additional governmental agencies as agreed upon by the Parties based on expansion of the Territory.
     1.32 “Services” means all services performed and activities conducted by Hospira (including, without limitation, those related to process improvements and Processing of Product, as applicable) pursuant to this Agreement and the Specifications.
     1.33 “SOPs” means Hospira’s standard operating procedures, and includes “General SOPs” that are not specific to Processing of Product and “Product Specific SOPs” that are specific to the Processing of Product.
     1.34 “Specifications” means the Product attributes listed on Exhibit A attached hereto, which is incorporated into this Agreement, the Master Batch Record for Product, the master packaging batch record for the Product, the labeling requirements for the Product, and all other written specifications and/or instructions for measurable and observable qualities, characteristics and attributes of Product and all other written requirements, standards, specifications, quality assurance/quality control testing and release and other attributes pertaining to the Product and/or Processing of Product, including APIs, other Materials and Third Party suppliers for Processing Product, that are agreed to by the Parties (and as amended from time to time by Omeros in consultation with Hospira, including, without limitation, such amendments as may be required to obtain or maintain approval from the FDA or other Regulatory Authorities).
     1.35 “Technical Records” shall mean all books, records (including without limitation the Master Batch Record and individual Batch Records for Product), test and laboratory data (including, without limitation, Certificates of Analysis, SOPs and all other Product Data), reports and all other information relating to the Services performed under this Agreement and the methods, Facility and equipment used for Processing of Product or other Services.
     1.36 “Territory” shall mean [†].
     1.37 Additional Definitions.

Defined Term	Section in which Defined
Agreement	Preamble
[†]	10.4
[†]	10.4
Change Order	2.4
Damages	9.2
Development Agreement	Recitals
DMF	5.2
Effective Date	Preamble
Executives	12.2
Firm Commitment	3.9.2
Firm Purchase Order	3.10.1
General SOPs	1.33

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Defined Term	Section in which Defined
Hospira	Preamble
Hospira Indemnitees	9.2
ICH	1.4
Indemnified Party	9.4
Indemnifying Party	9.4
Initial Term	10.1
Launch	10.4
Minimum Purchase Requirement	3.10.5
NDA	3.9.2
Omeros	Preamble
Omeros Indemnitees	9.3
Party and/or Parties	Preamble
Product and Equivalents	7.1
Product Specific SOPs	1.33
Purchase Order	3.10.1
Quality Agreement	3.2
Representative	2.5
Rolling [†] Estimate	3.9.1
Rolling Forecast	3.9.2
Stability Lot Price	3.7
Submission	10.4
Supply Period	10.4
[†]	10.6.2
Term	10.1
     2. COMMERCIAL SUPPLY
     2.1 Processing of Product. Omeros hereby engages Hospira, and Hospira hereby agrees, to Process the Product for commercial sale by Omeros in accordance with the Specifications, and in compliance with this Agreement and all Applicable Laws (including, without limitation, cGMPs). The terms of this Agreement shall apply to the exclusion of and shall supersede the terms of any purchase order, acknowledgement, confirmation, shipping document, or other document.
     2.2 Materials and Equipment. Unless otherwise agreed by the Parties in writing, Hospira shall supply all Materials and standard processing and manufacturing equipment needed for Processing of Product in accordance with this Agreement and the Specifications, at its sole cost and expense (including, without limitation, shipping costs in connection with such Materials and equipment).
     2.2.1 Non-Standard Equipment. If dedicated or specialized equipment is required to Process Product for Omeros, Hospira shall specify such equipment to Omeros in writing and, if Omeros agrees in writing that such equipment is required, Omeros shall reimburse Hospira for

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the cost of purchasing such equipment, on a pass-through basis, as well as the reasonable cost of installation and validation of such equipment, all subject to Omeros’ prior written approval or a separate written agreement between the Parties with respect to such equipment purchase, installation and validation. Title to such equipment shall be in Omeros’ name and, at Omeros’ request and reasonable expense, shall be returned to Omeros or discarded upon termination of this Agreement. If Hospira wishes to use such equipment for Processing of a product other than Product for Omeros, Hospira and Omeros shall meet and discuss the technical and practical ramifications of such use and appropriate compensation to Omeros, but in no event is Omeros obligated to allow the use of such equipment for the manufacture of such other product. These provisions shall not apply to any non-dedicated or non-specialized equipment normally used or required for the manufacture of pharmaceutical products, or to additional non-dedicated or non-specialized equipment required to increase production capacity or efficiency at Hospira’s Facility.
     2.2.2 Labeling. Hospira shall label Product in accordance with Omeros’ instructions. Label copy may be modified from time to time by written agreement of the Parties. Omeros shall reimburse Hospira for Hospira’s actual costs of making any label copy changes and for the cost of any labeling that Hospira is unable to use due to such label copy changes.
     2.3 Omeros’ Responsibilities and Authority. Unless otherwise agreed by the Parties in writing, Omeros agrees that it will (a) provide APIs for processing of Product in accordance with the provisions of Section 2.6,; (b) provide appropriate scientific data regarding the Product, including, without limitation, appropriate and available safety and toxicity data, test methods and formulation, fill and finish of the Product (as applicable); (c) provide Hospira with commercially appropriate information necessary to Process the Product; (d) prepare and/or review and, if acceptable to Omeros, approve all Specifications; and (e) as applicable, prepare all submissions to Regulatory Authorities, portions of such that are relevant to Hospira which shall be subject to review by Hospira as set forth in Section 5.8. Other than Processing of Product by Hospira in accordance with this Agreement, Omeros shall retain sole authority and responsibility in all matters related to commercialization of the Product.
     2.4 Specifications/Amendments/Changes.
     2.4.1 Specifications. The Master Batch Record and the Specifications shall be prepared and maintained in Hospira’s standard format by Hospira, using Omeros’ master formula, other technical information or standards that may be provided by Omeros, technical support provided by Omeros, and labeling criteria (if applicable) provided by Omeros, and shall be approved in writing by Omeros.
     2.4.2 Changes to Specifications. Except as set forth in Section 2.4.3 below, if either Party requests a change to the Specifications, Hospira shall provide Omeros with cost estimates for the additional or repeat work related to such changes. If Omeros approves in writing such additional or repeat work, Omeros shall be responsible for paying such costs if the changes are specific to the Product, but not for regulatory mandated or plant upgrade changes that are required for products in addition to the Product (which shall be approved pursuant to Section 2.4.3). If Omeros approves such estimated costs, Hospira shall perform such work, and Omeros

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shall pay Hospira’s reasonable costs for such work within thirty (30) days of completion of such work; provided that Hospira shall promptly notify Omeros in writing that such work has been completed. Reimbursement for such additional work or repeat work shall be at the rate of [†].
     2.4.3 Regulatory Mandated Change to Specifications. If there is a change in Applicable Laws that would necessitate a change in the Specifications, Processing or the means or methods of performance under this Agreement by Hospira, the Parties will meet and confer in good faith to determine whether and what changes (if any) should be made thereto and/or to the respective responsibilities of the Parties therefor. Promptly after a request is made by Omeros for any such change, or the Parties become aware of the change in Applicable Laws necessitating such change, Hospira shall notify Omeros of any anticipated increase and/or decrease in the Price and any costs, expenses or fees associated with such change. Omeros shall have the right to approve such change and, if approved, the right to approve any corresponding revised Price and any reasonable costs, expenses or fees associated with such change. No change in the Specifications, Product-specific manufacturing processes, test methods, or other documentation or procedures relating to Processing of Product or the Services shall be implemented by Hospira, whether initiated by Omeros or requested or required by any Regulatory Authority, unless and until the Parties have executed a written agreement documenting such change (“Change Order”), including the implementation date of such change and any increase or decrease to the Price to reflect costs, expenses, fees or savings associated with such change. If a Change Order is caused by a change clearly mandated or required by any Regulatory Authority then approval of such Change Order shall not be withheld.
     2.4.4 Increases in Price. [†].
     2.5 Meetings; Communications. The Parties shall hold team meetings via teleconference, videoconference or in person on a regular and periodic basis. Each Party shall appoint a representative (each a “Representative”) who will have primary responsibility for day-to-day interactions with the other Party’s Representative concerning the Processing of Product, the Services and the activities of the Parties in connection with this Agreement. Unless otherwise mutually agreed by the Parties in writing, all communications between Hospira and Omeros regarding the Processing of Product, the Services and the activities of the Parties in connection with this Agreement shall be addressed to or routed directly through (as appropriate) the respective Representatives of each Party. Hospira shall provide periodic updates to Omeros regarding the Processing of Product. These updates may be delivered by Hospira verbally, by telephone or videoconference, or in writing, as mutually agreed upon by the Parties. Hospira shall notify Omeros as soon as practicable (but in any event within twenty-four (24) hours) of any event or condition, including without limitation technical deviations as addressed in Subsection 5.6 that is likely to detrimentally impact or limit Hospira’s performance of the Services or Processing of Product. Hospira shall notify Omeros as soon as practicable (but in any event within four (4) business days) of any financial, legal or business condition that is likely to detrimentally impact or limit Hospira’s performance of the Services or Processing of Product.
     2.6. Supply and Processing of Commercial Product; APIs.

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     2.6.1 Commercial Product Supply; Minimum Percentage; Hospira Obligations Regarding Processing and Services. Pursuant to the terms and conditions of this Agreement, Omeros engages Hospira to supply, and Hospira agrees to manufacture, deliver and sell to Omeros, Product intended for commercial sale. Hospira shall be obligated to supply, and Omeros shall be obligated to purchase and take delivery of, the Minimum Percentage of Omeros’ Product Requirements during the Term, which shall initially be [†] as set forth in Section 1.22. At any time during the Term, Omeros and Hospira may mutually agree in writing to have Hospira supply and Omeros purchase a percentage of Omeros’ Product Requirements that is greater than the initial Minimum Percentage as provided for in Section 1.22. Hospira shall Process Product and perform all other services (including Services) agreed upon by the Parties: (a) in accordance with the Specifications; (b) in accordance with the Applicable Laws including, without limitation, cGMPs; and (c) in compliance with this Agreement.
     2.6.2 Active Pharmaceutical Ingredient Supply. Hospira shall manufacture Product for Omeros from APIs that Omeros shall supply at no cost to Hospira. Omeros shall supply APIs to Hospira in quantities sufficient to satisfy Hospira’s gross manufacturing requirements of Product for Omeros. Hospira’s use of APIs received from Omeros shall be limited to Processing of Product for Omeros as contemplated by this Agreement. Omeros shall deliver or cause to be delivered APIs D.D.P. (Incoterms 2000) Hospira’s designated Facility pursuant to no-cost purchase orders that Hospira issues to Omeros. Within thirty (30) days of Hospira’s receipt of any APIs supplied by Omeros hereunder, Hospira shall (a) perform identification, bacterial endotoxin and microbial limit testing on the APIs and confirm the shipment quantity, and (b) notify Omeros of any inaccuracies with respect to quantity or of any claim that any portion of the shipment fails the identification test. In the event Hospira notifies Omeros of any deficiency in quantity of APIs received, Omeros shall use reasonable commercial efforts to promptly ship to Hospira, at its own expense, the quantity of APIs necessary to fulfill the original APIs shipment, unless Hospira and Omeros mutually agree to a reduction in Product quantity to be Processed in accordance with Section 3.10.2. Hospira recognizes that the APIs will be procured by Omeros from third parties. In the event that Omeros is unable to make up any shortage of APIs, Hospira shall be excused from any resulting delay in the Processing of Product but Omeros shall be bound to any firm Purchase Orders which have been accepted by Hospira, to be completed once API becomes available. In the event Hospira notifies Omeros that the APIs shipment does not conform to the Specifications, Omeros shall have the right to confirm such findings at Hospira’s manufacturing location. If Omeros determines that such shipment of APIs conformed to the Specifications, the parties shall submit samples of such shipment to a mutually acceptable independent laboratory for testing. If such independent laboratory determines that the shipment conformed to the Specifications, Hospira shall bear all expenses of shipping and testing such shipment samples. If Omeros or such independent laboratory confirms that such shipment did not meet the Specifications, Omeros shall replace, at no cost to Hospira, the portion of the APIs which does not conform to the Specifications and bear all expenses of shipping and testing the shipment samples.
     2.6.3 API Title. Omeros shall retain title to the APIs while in Hospira’s possession and Hospira shall assume all responsibility and risk for the safekeeping, storage and handling of APIs delivered hereunder and accepted by Hospira.

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     2.6.4 Replacement of API. If, due to any negligent act or omission or willful misconduct on Hospira’s part in the examination of APIs supplied by Omeros, Product Processed hereunder fails to conform with the Product Specifications, Hospira’s sole liability in such case shall be limited to replacement of non-conforming Product, at no additional cost to Omeros, with conforming Product using APIs that Hospira shall purchase from Omeros at [†]. If APIs are lost or destroyed in connection with the Processing of Product by Hospira, Hospira’s sole liability in such case, [†], shall be limited to replacement of such APIs with APIs that Hospira shall purchase from Omeros at [†].
     2.6.5 API Reimbursement. [†]
     3. DELIVERY; PRODUCT ACCEPTANCE/REJECTION; FORECASTING; PAYMENT
     3.1 Delivery of Product. Omeros will arrange the transportation of Product with Omeros approved carriers. Hospira shall provide product together with corresponding Certificates of Analysis in accordance with the shipping and packaging instructions set forth in the Specifications or otherwise provided in advance by Omeros and agreed to by Hospira (including any special packaging or shipping conditions or labeling requirements), on or before the date(s) specified for delivery in any Purchase Order. Delivery by Hospira shall be made FOB origin (U.S.) or FCA Hospira’s facility (international) (Incoterms 2000) at the designated location(s) specified by Hospira. All freight, handling, insurance, duties, taxes and shipping expense will be borne by Omeros. Title to Product shall pass to Omeros upon delivery of Product to the carrier selected by Omeros. Hospira shall be responsible for providing all quality and commercial shipping documentation as set forth in the Specifications or as otherwise required under Applicable Laws or by agreement of the Parties. At no additional expense to Omeros for assistance, Hospira will cooperate with Omeros and Omeros’ carrier to arrange for transportation of Product at Omeros’ expense from the Facility to the destination(s) specified by Omeros. Risk of loss or damage to Product and responsibility to insure shall pass to Omeros upon delivery to Omeros on Hospira’s dock.
     3.2 Quality Control; Certificates. Hospira shall perform quality control tests to ensure that each Batch is produced in accordance with Applicable Laws, including cGMP, and conforms to the Specifications. All quality control test results and copies thereof shall be made available to Omeros upon written request of Omeros. A separate quality agreement between Hospira and Omeros (“Quality Agreement”) will be signed prior to cGMP production of the Product, so that Omeros and Hospira may set forth certain quality responsibilities of the Parties as they relate to the Processing of Product in connection with this Agreement. In the event of any conflict between the Quality Agreement and this Agreement, the terms of this Agreement shall control. Any testing performed by or on behalf of Hospira (including tests to confirm that each Batch meets the Specifications), which shall be performed at Hospira’s sole cost and expense, may be used by Omeros for final release of each Batch without additional testing by Omeros. Notwithstanding the foregoing, Omeros may conduct its own release testing of each Batch, and in accordance with Subsection 3.3 shall determine whether such Batch is conforming. Omeros (in its sole discretion) shall determine the form and substance of any release testing information that is submitted to a Regulatory Authority(ies). At the time of Delivery of each

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Batch, Hospira shall send to Omeros a signed Certificate of Analysis with respect to such Batch and a signed Certificate of Compliance (which may be included in the Certificate of Analysis). Upon Omeros’ request, within thirty (30) days following the Delivery of each Batch, Hospira shall provide Omeros with properly completed copies of Batch Records for such Batch prepared in accordance with the Specifications and Applicable Laws, unless otherwise set forth in the Quality Agreement. Omeros shall be responsible for all shipment validation and quality control.
     3.3 Inspection; Acceptance or Rejection. All Product Processed pursuant to this Agreement shall be received by Omeros subject to Omeros’ right to conduct inspections and performance testing of such Product. Omeros or its designee shall examine Product Delivered hereunder promptly after actual receipt thereof by Omeros or its designee utilizing such methodology as Omeros shall implement from time to time in its sole discretion.
     3.3.1 Rejection. Omeros shall have thirty (30) days from the date of actual receipt by Omeros or its designee of each shipment of Product from Hospira in which to evaluate and accept or reject such shipment of Product. Omeros shall be permitted to reject any shipment of Product as non-conforming if (a) Hospira fails to timely provide an accurate Certificate of Analysis and/or truthful Certificate of Compliance, (b) Product does not meet the Specifications, or (c) Product was not Processed in accordance with Applicable Laws, including cGMP. If Omeros does not notify Hospira in writing of Omeros’ rejection of such shipment of Product within thirty (30) days from the date of receipt thereof by Omeros or its designee, Omeros shall be deemed to have accepted such shipment of Product, except that Omeros shall retain the right to revoke acceptance of Product for a Latent Defect pursuant to Section 3.3.3.
     3.3.2 Product Quantity. If the quantity of Product produced in any Batch fails to meet the quantity specified in the applicable Purchase Order, then the Parties shall meet to discuss in good faith one or more possible remedies to resolve the shortage.
     3.3.3 Latent Defect. If, after Omeros’ acceptance or deemed acceptance of a shipment of Product, Omeros discovers a Latent Defect, Omeros shall notify Hospira within thirty (30) days after such discovery of the Latent Defect, and Omeros shall have the right to revoke acceptance of such shipment of Product by notifying Hospira thereof in writing. Upon such notice, such shipment of Product shall be deemed rejected hereunder and the terms of Subsections 3.3.4 and 3.4 shall apply.
     3.3.4 Disagreement Regarding Non-Conformity. In the event Omeros rejects a shipment of Product for non-conformance in accordance with Subsection 3.3.1 or revokes acceptance of a shipment of Product under Subsection 3.3.3, Hospira shall have the right within thirty (30) days thereafter to sample and re-test such shipment of Product. If Hospira (a) agrees that such shipment of Product is non-conforming, then the terms of Subsection 3.4 shall apply, or (b) disagrees with Omeros’ determination that such shipment of Product is non-conforming, Hospira shall so notify Omeros in writing within such thirty (30) day period. If Hospira disagrees with Omeros’ determination that Product is non-conforming, then Hospira and Omeros shall cause an outside testing laboratory or consultant agreeable to both of them to perform comparative tests and/or analyses on samples of the alleged non-conforming Product. The testing laboratory’s or consultant’s results shall be in writing and shall be final and binding, save

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for manifest error on the face of its report. Unless otherwise agreed to by Hospira and Omeros in writing, the costs associated with such testing and review shall be borne by the Party against whom the outside testing laboratory or consultant rules. The outside testing laboratory or consultant shall be required to enter into written undertakings of confidentiality no less burdensome than those set forth herein. Hospira shall furnish the outside testing laboratory or consultant such instructions regarding the storage, handling and potential hazards of any Product as are provided to or developed by Hospira by or on behalf of Omeros.
     3.4 Remedies for Non Conforming Product. In the event that Hospira agrees that a shipment of Product is non-conforming, or if the outside testing laboratory or consultant determines that such Product is non-conforming, then, at Omeros’ election, Hospira shall [†]. Upon Hospira’s instructions, Omeros shall destroy or return, at Hospira’s cost, the non-conforming Product.
     3.5 Custody of Omeros Property. In connection with this Agreement, the Parties agree that Hospira will have custody over certain Omeros Property. It is understood that such Omeros Property, to the extent practicable, will be clearly labeled by Hospira as belonging to Omeros, and that Hospira shall bear the risk of loss for any Omeros Property during the time that such Omeros Property is in the possession of Hospira. Title to Omeros Property shall at all times remain in Omeros or its assigns, and Hospira shall not pledge to any third party a security or other interest in the Omeros Property, nor shall Hospira allow the Omeros Property to be otherwise encumbered. Hospira shall at all times employ the measures specified by Omeros, and take such measures as are otherwise reasonably required, to protect Omeros Property from risk of loss or damage at all stages of Processing the Product and the Services hereunder. Hospira shall immediately notify Omeros if at any time it believes any Omeros Property has been damaged, lost or stolen. Hospira shall not use any Omeros Property for any purpose other than performing its obligations under this Agreement. Upon any request by Omeros, Hospira shall immediately return to Omeros all Omeros Property, including all copies thereof, in conformance with any directions provided by Omeros therefore, except that Hospira shall retain reserve samples of Product as provided in Subsection 3.6.
     3.6 Retention Samples; Storage. Hospira shall retain and store, in accordance with the Specifications, samples of each Batch of Product at the Facility at no cost to Omeros until the date that is thirteen (13) months after the expiration date of each such Batch (or for such longer period as may be required by applicable Regulatory Authorities or Applicable Laws). Thereafter, if requested by Omeros, Hospira and Omeros shall negotiate in good faith and enter into a contract for continued storage of such Product samples, at Omeros’ reasonable cost and expense; provided, however, that at any time following the initial storage period set forth above, if Hospira decides that it will no longer store such samples or Omeros decides it does not wish to continue to have Hospira store such samples, such Party shall provide no less than sixty (60) days’ written notice to the other Party, during which time Omeros will instruct Hospira to either return such samples to Omeros or a third party designated by Omeros, or to destroy such samples. Hospira shall comply with such instructions from Omeros, provided that Omeros shall reimburse Hospira its reasonable out-of-pocket costs incurred in returning or destroying such samples.

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     3.7 Marketed Product Stability Samples. Hospira shall, in accordance with SOPs, pull stability samples of Product and either (a) retain, store and test such stability samples in accordance with the Specifications, or (b) ship such stability samples to Omeros or a third party designated by Omeros in accordance with the Specifications. Hospira shall provide Omeros at least sixty (60) days advance written notice prior to disposition of any stability samples after specified storage times have elapsed, and Omeros shall provide instructions on disposal, continued storage or shipment of such samples at Omeros’ reasonable expense. Upon Omeros’ written request, Hospira shall provide stability testing of the Product in accordance with ICH guidance at a total cost of [†] (the “Stability Lot Price”) put up on stability testing in accordance with a time point matrix to be mutually agreed in writing and, upon such agreement, appended and incorporated into this Agreement as Exhibit C.. The Stability Lot Price shall be invoiced on a pro-rata basis for each stability time point completed. The Stability Lot Price is based on an assumed shelf life of [†], and should the shelf life increase or decrease the Stability Lot Price shall be adjusted proportionately.
     3.8 Price; Adjustments; Payment
     3.8.1 Initial Product Pricing. Hospira shall invoice Omeros upon shipment of Product by Hospira, at the Price [†] of Product set forth in Exhibit B of this Agreement.
     3.8.2 Price Adjustments. [†].
     3.8.3 Payment Terms. [†]. Omeros shall make payment of any undisputed portion of such invoices within [†] after Omeros’ receipt of each such invoice, unless otherwise specifically set forth in this Agreement. If Omeros should default on any undisputed, due and owing payment, interest shall accrue on any undisputed amount that is overdue at the rate of [†] per month or the maximum rate allowed by law, whichever is lower.
     3.9 Product Forecasts.
     3.9.1 Rolling [†] Estimate. No later than [†], Omeros shall provide Hospira with a written estimate of Omeros’ [†] quantity of commercial Product that represents the Minimum Percentage of Omeros’ Product Requirements for the first [†] of the Term, such estimate to be used by Hospira solely for [†] planning purposes. Omeros shall not incur any liabilities if such estimate is not met. If Hospira notifies Omeros (and such notification shall be provided to Omeros in writing) that it will be unable to supply Product in accordance with Omeros’ estimate, Omeros shall have the right, in its sole discretion, [†]. Thereafter, by [†], Omeros shall update such rolling [†] estimate (“Rolling [†] Estimate”) for the period commencing on [†]. Upon receipt of each Rolling [†] Estimate, Hospira shall, within [†] days after such receipt, provide Omeros a written (a) acceptance of such estimate (and in such event, Hospira shall plan to allocate its capacity in a manner consistent with such Rolling [†] Estimate), or (b) rejection of such estimate. In the event Hospira rejects any updated Rolling [†] Estimate, Hospira and Omeros shall meet as soon as possible to discuss in good faith the quantities of Product that Hospira would have capacity to provide to Omeros during [†] covered by the Rolling [†] Estimate, and any amount agreed to shall be memorialized by the Parties in writing in a revised Rolling [†] Estimate. In such event and in Omeros’ discretion, Omeros shall have the right to [†].

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     3.9.2 Notification and Rolling Forecast. Omeros will provide Hospira with written notice when a new drug application (“NDA”) to market Product is submitted to FDA. Hospira and Omeros will cooperate in scheduling and estimating initial commercial Batches of the Product. On or before the first (1st) day of each calendar month, beginning at least [†] prior to the anticipated date of commencement of commercial manufacture (excluding process validation batches), Omeros shall provide to Hospira an [†] rolling forecast of the quantities of Product that Omeros intends to order from Hospira during such period (“Rolling Forecast”). The first [†] of such Rolling Forecast shall constitute a binding order of Omeros and a supply commitment of Hospira for the quantities of Product specified therein (“Firm Commitment”), and the following [†] of the Rolling Forecast shall be a good faith estimate, the [†] of such [†] period which is binding to the extent set forth in the Supply and Purchase Commitment described in Section 3.10.4 below.
     3.10 Purchase Orders; Supply and Purchase Commitment.
     3.10.1 Purchase Orders. On or before the first (1st) day of each calendar month, Omeros shall submit a purchase order (each a “Purchase Order”) to Hospira covering Omeros’ purchases of Product pursuant to the [†] of the Firm Commitment that is effective as of such first day, and shall specify the Delivery dates for the Product included in such Purchase Order. Hospira will use commercially reasonable good faith efforts to accept and meet the Delivery date specified by Omeros in the Purchase Order. Omeros shall not, without the written consent of Hospira, designate a Product Delivery date in a Purchase Order that is earlier than [†]calendar days from the date on which Omeros submits the Purchase Order. For each Purchase Order, Hospira shall provide (a) a confirmation of acceptance of the Purchase Order based on the Product Delivery date specified by Omeros, or (b) a proposed modification of the Purchase Order offering to accept the Purchase Order based on an alternate Product Delivery date. Upon (a) Omeros’ receipt of Hospira’s confirmation of acceptance of the unchanged Purchase Order, or (b) Hospira’s receipt of Omeros’ written confirmation accepting the modified Purchase Order with the alternate Product Delivery date, such Purchase Order shall become a “Firm Purchase Order.” If Hospira subsequently finds that it is unable to meet the specified Product Delivery date for a Firm Purchase Order, Hospira shall promptly notify Omeros and provide to Omeros an alternative Product Delivery date (which shall not be more than fifteen (15) calendar days later than the initial Product Delivery date designated in the Firm Purchase Order).
     3.10.2 Purchase Order Changes. In the event that Omeros requests any change to the Delivery date set forth in a Firm Purchase Order, Hospira shall attempt to accommodate the Delivery date change within reasonable manufacturing capabilities and efficiencies. [†]. Hospira shall also advise Omeros of the reasonable costs associated with making any such Delivery date change (if any), and Omeros shall be deemed to have accepted the obligation to pay Hospira for such associated, reasonable costs if Omeros indicates in writing to Hospira that Hospira should proceed to make the change. Hospira shall charge Omeros the amount agreed upon in writing by Omeros for making any such Delivery date change. If Omeros cancels a Firm Purchase Order, Hospira shall be relieved of its obligation relating to such order, but Omeros will not be relieved of its obligation of payment unless Hospira agrees to such cancellation in writing [†]. Subject to Hospira’s compliance with the terms of Section 2.6.4, if Omeros (a) does not supply sufficient API to Process Product in accordance with a given Firm Purchase Order, or (b) acts in any other

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manner, not including any change requested by Omeros due to changes in regulatory or other Applicable Law or to ensure that the Product meets the Specifications, to directly and effectively interfere with Hospira’s ability to perform in accordance with a given Firm Purchase, Omeros shall remain liable for the full amount of the Firm Purchase Order, regardless of whether such Product is Processed by Hospira or whether Omeros takes Delivery of any such Processed Product [†]. Notwithstanding the foregoing, Hospira shall use its commercially reasonable efforts to supply Omeros with quantities of Product which are in excess of the quantities specified in a Firm Purchase Order, subject to Hospira’s other supply commitments and manufacturing and equipment capacity.
     3.10.3 Agreement Controls. In the event of a conflict between the terms of any Firm Purchase Order and this Agreement, this Agreement shall control.
     3.10.4 Supply and Purchase Commitment. Hospira shall supply Omeros with the quantity of Product ordered by Omeros in each Firm Purchase Order, unless the quantity of Product ordered for any calendar quarter exceeds [†] thereafter, in which event Hospira shall use commercially reasonable efforts to supply quantities in excess of these amounts.
     3.10.5 Purchase Commitment. Following completion of the first [†] of the Initial Term, Omeros covenants to purchase from Hospira not less than [†] of the Rolling Forecast during the [†] of the Initial Term thereafter (the “Minimum Purchase Requirement”). Omeros may shift any portion of its Firm Commitment to the [†] of the Rolling Forecast so long as its Minimum Purchase Requirement is met. In lieu of Omeros taking Delivery of each such [†] Minimum Purchase Requirements of Product, Omeros shall have the option, to be exercised in writing if elected by Omeros, to pay for its Minimum Purchase Requirement at the Price set forth in Exhibit B and waive Hospira’s Processing and Delivery obligations for the corresponding amount of Product. In the latter event, Hospira shall invoice Omeros for the amount payable to meet the Minimum Purchase Requirement, and Omeros shall pay Hospira such amount within [†] after receipt of Hospira’s invoice.
     3.10.6 Failure/Inability to Supply.
(a) At Least [†]. If Hospira fails to, or is unable to, supply Omeros with at least [†] of the quantity of Product ordered by Omeros pursuant to the greater of (i) all Firm Purchase Orders received during [†], or (ii) Omeros’ Firm Commitment for any [†].
(b) At Least [†]. If Hospira fails to, or is unable to, supply Omeros with at least [†] of the quantity of Product ordered by Omeros pursuant to the greater of (i) all Firm Purchase Orders received during [†], or (ii) Omeros’ Firm Commitment for any [†], then promptly thereafter Hospira’s and Omeros’ senior executives shall meet to develop a corrective action plan and/or remedy. If such mutually acceptable corrective action plan and/or remedy is not developed and mutually agreed [†] after the first meeting of such executives, then Omeros shall have the right, in its sole discretion, to either [†].
     3.11 Rework. Hospira will not rework or reprocess Product unless authorized in advance by Omeros in writing and there is a validated process for such rework or reprocessing of Product. Re-inspection does not constitute rework or reprocessing.

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     3.12 Product Recalls. In the event that any Product is recalled due to (a) the request, directive or order of any Regulatory Authority or other national government authority, (b) the order of a court of competent jurisdiction, or (c) a voluntary recall instituted by Omeros, Omeros shall coordinate such recall, and the Parties shall take all appropriate actions to carry out such recall and shall cooperate with any governmental investigations surrounding such recall. The cost of any such recall shall be borne by Hospira if the recall results from the failure of the Product to meet Specifications or Hospira’s breach of this Agreement, including, without limitation, breach of Hospira's warranties under Section 4.1 of this Agreement [†]. Further, Hospira shall at Hospira’s expense, replace any recalled Batches and shall purchase replacement APIs or other Materials from Omeros for such replacement Product at Omeros purchase cost/kg as set forth in Section 2.6.3; [†]. The cost of any other recall shall be borne exclusively by Omeros. For purposes of this Agreement, recall expenses shall include, without limitation, the expenses of notification and destruction or return of the recalled Product, cost of the recalled Product, and any costs associated with the APIs and other Materials for and Processing and distribution of replacement Product, but shall not include lost profits of either Party.
     3.13 Hazardous Waste. Hospira shall be responsible for destruction of any and all hazardous waste, including, without limitation, rejected or recalled Product, rejected, excess or unsuitable APIs or other Materials, remainder, residue and refuse, subject first to completion of any retention periods and activities specified in this Agreement, in accordance with the Applicable Laws. Omeros shall bear the expense of destruction of hazardous waste, except for any hazardous waste resulting from Hospira’s breach of this Agreement, including, without limitation, breach of any warranty under Section 4.1 herein, for which hazardous waste Hospira shall bear the expense.
     3.14 Cold Storage Fee. A cold storage fee shall be due and payable to Hospira if Omeros stores Product at Hospira’s plant for longer than thirty (30) days after Product’s final release. The fee shall be [†] or any part thereof.
     3.15 Shipments per Batch. Hospira shall make [†] shipments to Omeros of Product per Batch at no charge to Omeros. Any additional shipments of Product per Batch requested shall be at a fee of [†] per shipment plus shipping costs.
     4. REPRESENTATIONS AND WARRANTIES
     4.1 Hospira Representations and Warranties. Hospira represents and warrants that: (a) it has the full power, right and authority to execute and deliver this Agreement; (b) it shall use commercially reasonable best efforts to perform its obligations hereunder; (c) it will assign professional personnel, qualified to perform the Services in a manner consistent with the technical requirements of the Processing of Product; (d) none of its officers, directors, employees, Affiliates, contractors or agents has been debarred or, to Hospira’s knowledge, threatened with debarment under the Generic Drug Enforcement Act or convicted of a crime which could lead to debarment, and it has not utilized, and will not utilize, the services of any individual or entity in the performance of any Services that has been debarred or threatened with debarment under the Generic Drug Enforcement Act, convicted of a crime that could lead to debarment or subject to any other penalty or sanction by the FDA; (e) it will conduct the Services in conformity with Applicable Laws including applicable cGMP, the procedures and

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parameters set forth in the Specifications, and generally accepted professional standards, and the event of any conflicts between the foregoing requirements, the most stringent requirement shall be met so long as consistent with all Applicable Laws; (f) each Certificate of Analysis will reflect the results of the tests conducted on the Batch of Product to which it relates, each Certificate of Compliance will be accurate and true, and the Batch Records delivered to Omeros will accurately reflect in all material respects the processes and procedures followed by Hospira in Processing Product as set forth in the Specifications; (g) the Product shall not have been and shall not be adulterated, misbranded, misused, contaminated, tampered with or otherwise altered, mishandled while in the custody and control of Hospira; and (h) it will not transfer to any third party any Product, other than (i) for the purpose of tests at any outside testing laboratory or consultant, as provided under Subsection 3.3.4, (ii) to Omeros’ designee or (iii) to any subcontractor approved in accordance with Subsection 6.1. In the event that Hospira receives notice of the debarment or threatened debarment of any individual or entity utilized by Hospira in connection with the Product, Hospira shall notify Omeros in writing immediately, and Omeros shall have the right to terminate this Agreement upon written notice without further cost or liability, except for payments of accrued and unpaid obligations to the date of termination. Hospira further represents and warrants that it has obtained (or will obtain prior to Processing Product or performance of other Services), and will remain in compliance with during the term of this Agreement, all permits, licenses and other authorizations which are required under Applicable Laws for the Processing of Product or performance of other Services hereunder.
     4.2 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party that: (a) the person executing this Agreement is authorized to execute this Agreement; (b) this Agreement is legal and valid and the obligations binding upon such Party are enforceable by their terms; and (c) the execution, delivery and performance of this Agreement does not conflict with any agreement, instrument or understanding, oral or written, to which such Party may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.
     4.3 Omeros Representations and Warranties. Omeros represents and warrants: (a) if Omeros supplies APIs to Hospira for use in Processing the Product, then all such Omeros’ supplied API at the time of delivery to Hospira shall be in conformity with the applicable Specifications and shall not be adulterated or misbranded within the meaning of the Act; (b) Hospira’s Processing of Product and performance of the Services pursuant to the Specifications will not, to Omeros’ knowledge, violate any third party proprietary right; and (c) Omeros will not sell Product into any jurisdiction unless and until Omeros receives any necessary Regulatory Authority approvals.
     5. RECORDS; REGULATORY MATTERS
     5.1 Technical Records. Hospira shall maintain complete, true and accurate Technical Records in accordance with Applicable Laws and as is reasonably necessary to support Omeros’ regulatory filings with respect to Product. Hospira shall store all Technical Records for the longer of a period of at least [†] from the relevant Product manufacturing date or the period required under Applicable Laws, after which Hospira may dispose of the Technical Records or return the Technical Records (excluding General SOPs and any Confidential

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Information of Hospira) to Omeros in accordance with Omeros’ express written instructions therefore. In the absence of such instructions, Hospira shall notify Omeros in writing of its intent to dispose of the Technical Records and request Omeros’ instructions as to their disposal. If Omeros does not respond to such notice within sixty (60) days after receipt thereof, or in any event prior to the later destruction of such records, Hospira may destroy such records at its discretion and expense. Hospira shall, at any time upon Omeros’ written request and at Omeros’ reasonable expense, return the Technical Records to Omeros or transfer the Technical Records to any third party designated by Omeros.
     5.2 Drug Master File; Regulatory Filings. Hospira shall file and maintain the appropriate drug master file (“DMF”) and related reference applications (e.g., site master file) in accordance with the Applicable Laws in the Territory for its Processing of each Product under this Agreement, at Hospira’s sole expense. Upon request by Omeros, Hospira shall make selected portions (including all portions relevant to the Processing of the Product) of its DMF and related reference applications, and all Technical Records available for inspection by authorized representatives of the FDA and other Regulatory Authorities. At Omeros’ request and as agreed upon by Hospira, Hospira shall prepare some or all sections of Omeros’ regulatory filings (including without limitation chemistry, manufacturing and control sections) for a Product that pertain to Hospira’s Processing activities hereunder, or at Omeros’ request shall assist Omeros in preparing such sections; provided that Omeros shall compensate Hospira for its reasonable out-of-pocket costs and expenses associated with such preparation activities. Hospira shall provide any additional information, and otherwise cooperate as reasonably requested by Omeros, at Omeros’ reasonable cost and expense, in support of any regulatory filings related to Product, including in the preparation and maintenance of such regulatory filings, which regulatory filings shall be filed by Omeros at its sole cost and expense in its sole discretion and shall be the sole and exclusive property of Omeros.
     5.3 Communications with Regulatory Authorities. Omeros shall be solely responsible for all contacts and communications with any Regulatory Authority with respect to all matters relating to Product. At Omeros’ request and expense, Hospira shall make appropriate personnel reasonably available for meetings with Regulatory Authorities related to Hospira’s Processing of Product or other Services. Other than during an audit or inspection by any Regulatory Authority, Hospira shall have no contact or communication with any Regulatory Authority regarding a Product or regarding Hospira’s Processing activities or other Services related to Product without the prior written consent of Omeros, which consent may be granted or withheld in Omeros’ sole discretion, except as provided in Subsection 5.6 or as required by Applicable Law or a Regulatory Authority. Hospira shall notify Omeros immediately, and in no event later than two (2) business days, after receiving any contact or communication from any Regulatory Authority that in any way directly relates to Product or Hospira’s Processing activities or other Services.
     5.4 Compliance. Hospira shall comply in all material respects with all regulatory requirements with respect to Product that are imposed upon Hospira (as the provider of Services hereunder) by Applicable Law from time to time, including, but not limited to, those relating to environmental, health, and safety matters. Omeros shall comply in all material respects with all regulatory requirements with respect to Product that are imposed upon Omeros (as the holder of

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any Investigational New Drug application or New Drug Application and any similar global applications with respect to Product) by Applicable Law from time to time.
     5.5 Audits; Right of Access. Hospira shall permit Omeros personnel and authorized representative(s), or shall ensure that Omeros personnel and authorized representative(s) shall be entitled (a) to inspect, observe and audit the Processing of Product and other Services, the Facility and any other locations at which Product may be Processed with Omeros’ consent, (b) to examine the condition of the Materials, Omeros Property, and Product stored at the Facility, and (c) to examine all Product Data, Technical Records and all other documentation related to this Agreement, including, without limitation, maintenance logs for the purposes of ensuring compliance with cGMP and Hospira’s trade secrets and other Confidential Information related to its manufacturing processes to the extent relevant to the Processing of Product and/or other Services performed by Hospira hereunder, not to exceed [†] (except “for cause” audits as set forth below in this Subsection) during the term of this Agreement, subject to reasonable notice and prior approval by Hospira, such approval not to be unreasonably withheld, during regular business hours, and for a period not to exceed [†]; provided that such Omeros personnel and/or authorized representative(s) shall be bound to obligations of confidentiality pursuant to this Agreement or pursuant to a separate, executed confidentiality agreement that imposes an obligation of confidentiality no less onerous than the obligation imposed pursuant to Section 8 of this Agreement. Notwithstanding these limitations, Omeros personnel and/or representatives shall be entitled to observe the Processing of Product and other Services at any time upon reasonable notice and for a reasonable duration during regular business hours (including during any shift that is engaged in Processing of Product or performance of other Services). Omeros shall be entitled to conduct “for cause” audits following issuance of Form 483s or similar reports delivered by Regulatory Authorities to Hospira pertaining to the Processing of Product, performance of other Services, or the occurrence of other events which are likely to adversely affect the Processing of Product or other Services as frequently as requested by Omeros at reasonable times and for reasonable duration (which may exceed [†] days) until Hospira has corrected such deficiencies, subject to Hospira approval, such approval not to be unreasonably withheld. Hospira shall audit its permitted subcontractors and suppliers for compliance with the Specifications and Applicable Laws, including cGMP according to Hospira’s standard subcontractor audit procedures, if the subcontractors are chosen by Hospira. Omeros shall be responsible for audit of all subcontractors and suppliers that have been selected by Omeros in lieu of subcontractors and suppliers recommended or routinely used by Hospira. During Omeros’ audits of the Facility, Omeros shall have the right to confirm Hospira’s compliance with Hospira’s standard operating procedures for auditing subcontractors and suppliers for any Products Processed or other Services performed under this Agreement.
     5.6 Regulatory Inspections. Hospira shall advise Omeros no later than the next day that is not a Saturday, Sunday or federal or state holiday if an authorized agent of any Regulatory Authority or any other regulatory body plans to visit the Facility, and makes an inquiry regarding Hospira’s Processing of Product or performance of other Services regarding any part of the Facility that is used in Processing of Product or performance of other Services. Omeros shall have the right to be present at any visit directly relating to the Product or otherwise with Hospira’s approval, which approval shall not be unreasonably withheld, and to review in advance and comment on any response to the communication or investigation submitted by

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Hospira (but no more than [†] Omeros personnel shall be present during any such visit). Hospira shall cooperate fully with Omeros in providing the information needed for any such communication. Hospira shall provide to Omeros copies of any Form 483s or equivalent documents delivered by such Regulatory Authority or regulatory body as a result of such visit, to the extent that the 483 or other document specifically mentions Product. Portions of the 483 or other document not relating to Product will be redacted.
     5.7 Product Complaints. Omeros shall maintain customer complaint and adverse event files in accordance with Applicable Laws. Any such complaints received by Hospira shall be forwarded to Omeros. Omeros shall be responsible for the review of the complaint or adverse event to determine the need for an investigation or the need to report to the FDA, as required by Applicable Laws. Omeros shall provide Hospira copies of all Product performance or manufacturing-related complaints that relate directly to Processing of Product by Hospira and require investigation, as well as copies of the results of such investigation. Hospira shall cooperate and assist Omeros in any such investigations and shall fully report findings of any investigation it conducts to Omeros. Omeros shall make specific complaint and adverse event files available for inspection, to the extent required by any Regulatory Authority, during inspection of Hospira’s facilities.
     5.8 Hospira Right to Review. Hospira shall have the right to review and consult on those portions of Omeros’ proposed regulatory submissions relating to Hospira’s Processing procedures before any submissions are filed with appropriate Regulatory Authorities. Omeros shall use commercially reasonable efforts to provide Hospira with no less than fifteen (15) business days to review any such proposed regulatory submissions and Hospira will use commercially reasonable efforts to expedite any review. Omeros shall provide copies and consult with Hospira and Hospira may advise Omeros in responding to questions from the Regulatory Authorities regarding Omeros’ submission(s) for Product. Omeros shall provide to Hospira for its files a final copy of the Chemistry, Manufacturing and Controls section of any such regulatory submission(s) related to Hospira’s Processing.
     6. SUBCONTRACTORS
     6.1 Conditions. [†] Hospira shall be responsible, and shall remain liable, for the performance of all of its obligations under this Agreement and for any breach by any subcontractor. Omeros shall have the right to audit and inspect all subcontractors (including, without limitation, all vendors and testing contractors) with whom Hospira may enter into agreements in the performance of Services. Such audit and inspection rights shall be substantially similar to the rights of Omeros to audit and inspect Hospira under this Agreement. Hospira shall ensure that all agreements with such subcontractors include provisions to maintain the confidentiality of Omeros’ Confidential Information, and shall provide Omeros rights with respect to such subcontractors that are substantially similar to the access rights granted to Omeros under Subsection 5.5 above.
     7. INTELLECTUAL PROPERTY
     7.1 Ownership of Intellectual Property. Except as expressly set forth in this Agreement or as the Parties may otherwise agree in writing, each Party owns, and shall continue

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to own, its existing Intellectual Property as of the Effective Date of this Agreement, and its Intellectual Property developed, acquired or obtained by such Party after the Effective Date of this Agreement independently of the other Party and the Services, without conferring any interest therein on the other Party. [†] The parties recognize that Hospira is in the business of developing, manufacturing, and selling generic pharmaceutical products.  Nothing in this provision is intended to prohibit Hospira from independently developing, manufacturing, and/or selling any pharmaceutical product provided that Hospira does not utilize, refer to, and/or rely upon any [†] in the development, manufacturing, and/or sale of such product in contravention of the exclusive license granted to Omeros herein. The preceding sentence does not in any way convey to Hospira any right or license to Omeros’ Intellectual Property, including without limitation the New Omeros IP, or to Omeros’ Confidential Information, or limit Hospira’s obligations with respect to the same as provided in this Agreement.
     7.2 License to Hospira. During the Term, Omeros hereby grants to Hospira a royalty-free, non-exclusive license, without a right to sublicense, to use and exploit Intellectual Property owned by or licensed to Omeros and used in connection with the Processing of Product, solely to the extent necessary to Process Product for Omeros under the terms and conditions of this Agreement.
     7.3 Product Data. All Product Data, including, without limitation, all Batch Records and other Product-specific Technical Records generated or obtained by Hospira in connection with this Agreement, and all Specifications, including, without limitation, Master Batch Records generated or obtained by Hospira in connection with this Agreement, but excluding General SOPs, shall be the sole and exclusive property of Omeros and shall be deemed to be Omeros’ Confidential Information. Upon expiration or termination of this Agreement or the earlier request of Omeros, Hospira shall send to Omeros at Omeros’ sole and reasonable expense, complete copies of all Product Data and Specifications in written and (where available) editable electronic form. The Product Data shall be prepared, documented and communicated by Hospira in a manner consistent with the Specifications or as otherwise instructed by Omeros.
     7.4 No Implied Right or License. Nothing contained in this Agreement shall be implied to grant to either Party any right or license with respect to the other Party’s Intellectual Property or Confidential Information of the other Party, except as specifically provided in this Agreement.
     8. CONFIDENTIALITY
     8.1 Confidential Information. Each Party agrees that the disclosing Party has and shall retain sole and exclusive rights of ownership in all Confidential Information disclosed or owned by such Party. Each Recipient agrees that during the term of this Agreement and for [†] thereafter it will not use any Confidential Information of the disclosing Party except for the purposes of performing under this Agreement, unless otherwise agreed by the Parties in writing. Each Recipient agrees not to disclose any Confidential Information of the disclosing Party to others (except to Recipient’s employees, consultants, professional advisors, agents and Affiliates who reasonably require disclosure of such Confidential Information to achieve the purposes of this Agreement and who are bound to the Recipient by like obligations as to confidentiality no

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less stringent than those set forth herein) during the term of this Agreement and for [†] thereafter without the prior written consent of the disclosing Party. Hospira agrees that with respect to the Product Data, the Specifications and the Omeros New IP, which are included in Omeros’ Confidential Information, these obligations of non-use and confidentiality shall subsist beyond five years after the termination of this Agreement. Each Party agrees to maintain and follow reasonable procedures to prevent unauthorized disclosure or use of the other Party’s Confidential Information and to prevent it from becoming disclosed or being accessed by unauthorized persons. Each Party agrees that it may disclose to authorized persons only such Confidential Information of the disclosing Party as is necessary for each such authorized person to perform its responsibilities under this Agreement. Recipient shall advise the disclosing Party of any disclosure, loss, or use of Confidential Information of the disclosing Party in violation of this Agreement as soon as practicable. Each Party agrees to return or destroy the Confidential Information of the other Party, whether in written, graphic, electronic or other tangible form, upon written request, provided, however, that legal counsel for each Party may retain an archival copy of Confidential Information solely for purposes of ensuring compliance with this Agreement.
     8.2 Disclosure of this Agreement. The terms of this Agreement shall be considered each Party’s Confidential Information, and accordingly except for disclosures expressly permitted under this Agreement, neither Party may release any information to any third party regarding the terms of this Agreement without the prior written consent of the other Party except as required by law or regulation. Notwithstanding the foregoing, the terms of this Agreement may be disclosed by Omeros to its existing or potential investors, acquirers, merger partners, commercial partners, shareholders, directors and professional advisors as long as such parties are subject to similar conditions of confidentiality.
     8.3 Permitted Disclosures. Notwithstanding anything to the contrary, a Party may disclose the Confidential Information of the other Party only to the extent such disclosure is reasonably necessary : (a) to secure patent protection for an Intellectual Property developed pursuant to this Agreement consistent with the ownership set forth in Subsection 7.1; or (b) to comply with Applicable Law, requirements of any Regulatory Authority or other regulatory or governmental agency, including without limitation the FDA, the Securities and Exchange Commission, the Federal Trade Commission and/or the Department of Justice, or judicial order from a court of competent jurisdiction; or (c) in order to conduct pre-clinical or clinical trials or seek regulatory approval to market Product. Prior to making any such permitted disclosures, however, the disclosing Party shall give reasonable advance notice to other Party with as much detail as possible in relation to the disclosure. Each Party agrees that it shall cooperate fully and in a timely manner with the other Party with respect to all such permitted disclosures, including determining what information should be released and requests for confidential treatment of Confidential Information of either Party included in any such disclosure; provided that in no event shall a Party be required to delay any filing or release unreasonably hereunder.
     8.4 Remedies. Because of the unique nature of the Confidential Information, each Recipient acknowledges and agrees that the disclosing Party may suffer irreparable injury if the Recipient fails to comply with the obligations set forth in this Section 8, and that monetary damages may be inadequate to compensate the disclosing Party for such breach. Accordingly,

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each Recipient agrees that the disclosing Party will, in addition to any other remedies available to it at law, in equity or otherwise, without the requirement to post a bond, be entitled to seek injunctive relief and/or specific performance to enforce the terms, or prevent or remedy the violation, of this Section 8. This provision shall not constitute a waiver by either Party of any rights to damages or other remedies which it may have pursuant to this Agreement or otherwise.
9.	NO WARRANTY; LIMITATION OF LIABILITY; INDEMNIFICATION; INSURANCE
     9.1 No Warranty; Limitation of Liability. EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY DISCLAIMS ALL CONDITIONS, REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OTHER THAN THAT THE PRODUCT MEETS THE SPECIFICATIONS, OR ANY WARRANTY OF NON-INFRINGEMENT OF THIRD PARTY RIGHTS. UNDER NO CIRCUMSTANCES SHALL EITHER PARTY, ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, REPRESENTATIVES, AGENTS, LICENSORS OR PARTNERS BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LIABILITIES (INCLUDING, WITHOUT LIMITATION, SUCH DAMAGES OR LIABILITIES FOR LOSS OF PROFITS, BUSINESS, USE OR OTHER ECONOMIC ADVANTAGE) ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT (INCLUDING PERFORMANCE OR FAILURE TO PERFORM HEREUNDER), EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY THEREOF, AND REGARDLESS OF THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT, OR OTHERWISE).
     9.2 Omeros’ Indemnification. Omeros shall indemnify, defend and hold harmless Hospira and its officers, employees and agents (collectively, the “Hospira Indemnitees”) from and against any and all liabilities, obligations, penalties, claims, judgments, demands, suits, costs and expenses (including, without limitation, reasonable attorneys’ fees) (any of the foregoing, “Damages”) arising out of or occurring as a result of a claim or demand made by an unaffiliated third party against a Hospira Indemnitee for property damage or personal injury (including, without limitation, death), in connection with: (a) Omeros’ storage, promotion, labeling, marketing, distribution, use or sale of Product; (b) Omeros’ negligence, wrongful act or willful misconduct; (c) any breach by Omeros of its obligations, representations, warranties or covenants under this Agreement; (d) the lack of safety or efficacy of the APIs or Product; or (e) any violation of any patent or proprietary right of any third party relating to the APIs, Specifications or Product other than Hospira’s General SOPs or other Hospira developed Development or Processing procedures used in the Processing of Product pursuant to this Agreement, except to the extent that any such Damages are caused by (i) any failure of the Product to meet the Specifications or any Latent Defect in the Product caused by a Hospira Indemnitee, (ii) the gross negligence or willful misconduct of a Hospira Indemnitee, (iii) by the breach by a Hospira Indemnitee of its obligations, representations, warranties or covenants under this Agreement, including, without limitation, failure to comply with the Specifications or any Applicable Laws, (iv) by the violation of any patent or proprietary Intellectual Property

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right of any third party that was known to Hospira and was not known to Omeros at the time of such violation, (v) the purchase, transportation, storage, use, handling or disposal of any hazardous substances in connection with performance of the Services by a Hospira Indemnitee, or (vi) any claim that the Processing or performance of Services by a Hospira Indemnitee pursuant to Hospira’s General SOPs or other Hospira developed Development or Processing procedures violates a proprietary Intellectual Property right of any third party (except to the extent that such claim results from the Specifications or other instructions or directions from Omeros).
     9.3 Hospira’s Indemnification. Hospira shall indemnify, defend and hold harmless Omeros and its officers, employees, and agents (collectively, the “Omeros Indemnitees”), from and against any and all Damages arising out of or occurring as a result of a claim or demand made by an unaffiliated third party against an Omeros Indemnitee for property damage or personal injury (including, without limitation, death) in connection with: (a) Hospira’s negligence or willful misconduct; (b) any failure of the Product to meet the Specifications, any Latent Defect in the Product caused by Hospira; (c) any breach by Hospira of its obligations, representations, warranties or covenants under this Agreement, including, without limitation, Hospira’s failure to comply with the Specifications or any breach by Hospira of the Applicable Laws; (d) Hospira’s purchase, transportation, storage, use, handling or disposal of any hazardous substances in connection with performance of the Services; or (e) any claim that the Processing or performance of Services by Hospira pursuant to Hospira’s General SOPs or other Hospira developed Development or Processing procedures violates a proprietary Intellectual Property right of any third party (except to the extent that such claim results from the Specifications or other instructions or directions from Omeros), except to the extent that any such Damages are caused by; (i) the gross negligence or willful misconduct of an Omeros Indemnitee, or (ii) by the breach by an Omeros Indemnitee of its obligations, representations, warranties or covenants under this Agreement.
     9.4 Procedure. In the event that any third party claim, action or suit is instituted against a Party (the “Indemnified Party”) or its employees, officers or agents in respect of which indemnity may be sought pursuant to this Section 9, the Indemnified Party will promptly notify the other Party (the “Indemnifying Party”) in writing (provided that the failure to give such notice promptly will not prejudice the rights of an Indemnified Party, except to the extent that the failure to give such prompt notice materially adversely affects the ability of the Indemnifying Party to defend the claim, action or suit). Promptly after the Indemnified Party gives such written notice, the Indemnifying Party and the Indemnified Party shall meet to discuss how to respond to such claim, action or suit. The Indemnifying Party shall control the defense of such claim, action or suit. The Indemnified Party shall cooperate with the Indemnifying Party in the defense of such claim, action or suit, at the expense of the Indemnifying Party. In any such proceeding, the Indemnified Party shall also have the right to retain its own counsel at its own expense. The Indemnifying Party shall not be liable for Damages with respect to a claim, action or suit settled or compromised by the Indemnified Party without the Indemnifying Party’s prior written consent. No offer of settlement, settlement or compromise by the Indemnifying Party shall be binding on an Indemnified Party without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement fully releases the Indemnified Party without any liability, loss, cost or obligation to

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such Indemnified Party, provided, however, that the Indemnifying Party shall have no authority to take any action as part of any such defense or settlement that invalidates or otherwise compromises or renders unenforceable the Indemnified Party’s Intellectual Property without the Indemnified Party’s express prior written consent.
     9.5 Insurance. Each Party will procure and maintain, at its own expense, for the duration of the Agreement, and for [†] thereafter if written on a claims made or occurrence reported form, the types of insurance specified below with carriers rated A- VII or better with A. M. Best or like rating agencies:
     (a) Workers’ Compensation accordance with applicable statutory requirements and each party shall provide a waiver of subrogation in favor of the other party;
     (b) Employer’s Liability with a limit of liability in an amount of not less than [†]; and
     (c) Commercial General Liability including premises operations, products & completed operations, blanket contractual liability, personal injury and advertising injury including fire legal liability for bodily injury and property damage in an amount not less than [†] per occurrence and [†] in the aggregate;
     Each Party shall include the other party and their subsidiaries, affiliates, directors, officers, employees and agents as additional insured’s with respect to Commercial General Liability and Excess Liability but only as their interest may appear by written contract. Each Party shall make available to the other Party, at such other Party’s request, evidence of its maintenance of insurance in satisfaction of its obligations under this Subsection 9.5. In the case of cancellation, non-renewal or material change in said coverage, Each Party shall promptly provide to the other Party with a new certificate of insurance evidencing that the coverage meets the requirements in this Subsection 9.5. Each Party agrees that its insurance shall act as primary and noncontributory from any other valid and collectible insurance maintained by the other Party. Each party may, at its option, satisfy, in whole or in part, its obligation under this Subsection 9.5 through its self- insurance program, subject to the other party’s review and approval of the sufficiency of such program.
     10. TERM; TERMINATION
     10.1 Term. This Agreement shall be effective as of the Effective Date, and shall continue for [†] after the date of the first commercial sale of Product (the “Initial Term”), unless earlier terminated in accordance with this Agreement. This Agreement shall automatically renew for up to [†] additional [†] periods, commencing at the expiration of the Initial Term and any extensions thereof, unless either Omeros or Hospira should terminate the Agreement by giving the other Party written notice of intent to terminate at least [†] prior to the expiration of the Initial Term or any extension thereof. The Initial Term as it may be extended shall be referred to herein as the “Term.”
     10.2 Termination for Cause. Either Party shall have the right to terminate this Agreement (a) for an uncured material breach by the other Party; or (b) for bankruptcy or insolvency of the other Party, as further specified herein below in this Subection 10.2. In the

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event that a Party materially breaches this Agreement, the other Party shall deliver written notice to the breaching Party describing such breach in detail, which notice shall include a statement of the non-breaching Party’s intent to terminate this Agreement unless such breach is remedied. If the breaching Party does not cure such breach within sixty (60) days following receipt of such written notice from the non-breaching Party, the non-breaching Party may terminate this Agreement by sending a written notice of termination to the breaching Party In the event that a Party goes into liquidation, or seeks the benefit of any bankruptcy or insolvency act, or a receiver or trustee is appointed for its property or estate, or it makes an assignment for the benefit of creditors, whether any of the aforesaid events be the outcome of the voluntary act of such Party or otherwise, and such procedures are not terminated within ninety (90) days, the other Party may terminate this Agreement by sending a written notice of termination to such Party.
     10.3 Termination by Omeros. Omeros shall have the right to terminate this Agreement at any time, without penalty:
     10.3.1 for all countries, if, prior to Launch of the Product in any country in the Territory, [†].
     10.3.2 on a country by country basis within the Territory, if, at any time before or after Launch of the Product in such country(ies) in the Territory: [†].
     10.3.3 for all countries, if, after Launch of the Product in any country in the Territory: [†].
     Except as specified above, termination of this Agreement as to any country in the Territory shall not automatically terminate this Agreement for any remaining countries in the Territory.
     10.4 [†]
     10.5 Termination by Mutual Consent. The Parties may terminate this Agreement at any time by mutual written consent.
     10.6 Effects of Termination.
     10.6.1 Return of Omeros Property and Product. Upon expiration or earlier termination of this Agreement for any reason, Hospira shall return to Omeros all Omeros Property and Product (other than samples retained under Subsection 3.6) within thirty (30) days after the date of such expiration or termination.
     10.6.2 [†]
     10.6.3 Inventory. Upon termination pursuant to this Section 10, and except in instances of breach by Hospira including without limitation failure of Product to meet Specifications, Omeros shall purchase all inventory on hand and, if applicable, work in progress and reimburse Hospira for Hospira’s cost of all supplies purchased and on hand or on order, if such supplies were ordered by Hospira based on firm purchase orders or Omeros’ estimates of its requirements

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of Product, and such supplies cannot be reasonably used by Hospira for other purposes. Hospira shall invoice Company for all amounts due hereunder.
     11. FORCE MAJEURE
     11.1 Excuse from Performance. Either Party shall be excused from performing its respective obligations under this Agreement if its performance is delayed or prevented by any event beyond such Party’s reasonable control, including, but not limited to, acts of God, fire, explosion, weather, disease, war, insurrection, civil strife, riots, government action, earthquake, terrorism, or power failure; provided that such performance shall be excused only to the extent of and during such disability and the affected Party shall use commercially reasonable efforts to resume performance as soon as reasonably practicable. Any time specified for completion of performance during or subsequent to the occurrence of any or all such events shall be automatically extended for a commercially reasonable period of time to enable the affected Party to recover from such disability. Hospira shall immediately notify Omeros if, by reason of any of the events referred to herein, Hospira is unable to meet any such time for performance. Capacity constraints due to the volume of business at Hospira shall not be deemed a force majeure event. If Hospira experiences a force majeure event that interferes with Processing of Product at Hospira’s Facility, Hospira shall, at Omeros’ discretion and request, cooperate in good faith with Omeros in expeditiously transferring Processing to another of Hospira’s facilities, if available. The Parties shall mutually discuss and implement in good faith an agreed-upon action plan for such transfer. The Parties understand and agree that Omeros has chosen the excipient and primary container packaging component suppliers listed in the Specifications and Hospira has agreed to such suppliers. In the event that Hospira has reasonably objected in writing to the use of such suppliers based on demonstrable quality or reliability concerns, and Omeros has unreasonably refused alternate suppliers proposed by Hospira for reasons other than demonstrable quality or reliability concerns, then under such circumstances, Hospira shall not have any liability to Omeros, nor shall Hospira be deemed to be in breach of this Agreement, if Hospira is unable to supply Product to Omeros due to a failure of such suppliers to provide such excipients and/or primary container packaging components to Hospira.
     12. MISCELLANEOUS
     12.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws or rules thereof.

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     12.2 Dispute Resolution. In the event of a dispute arising from the performance of this Agreement, each Party agrees to notify the other Party of the specific complaints or points of disagreement, and to use its good faith efforts to resolve any such disputes without legal action. Except for a dispute arising under Subsection 3.3 (which shall be resolved in accordance with Subsection 3.3.4), in the event such good faith efforts fail, such dispute shall be first referred to authorized executives of each Party (collectively, “Executives”) for resolution, upon one Party providing the other Party with written notice that such dispute exists and has not been resolved. The Executives shall attempt to resolve such dispute through good faith discussions prior to instituting any civil action to resolve such dispute.
     12.3 Independent Contractors. For purposes of this Agreement, Hospira shall be deemed to be an independent contractor and not an agent or employee of Omeros or a joint venturer with Omeros, and nothing in this Agreement shall be construed to create any other relationship between Hospira and Omeros. Neither Party shall have any right, power, or authority to assume, create, or incur any expense, liability or obligation, expressed or implied, on behalf of the other Party. Hospira shall be solely responsible for withholding and payment of all appropriate state and federal taxes, including social security payments, with respect to all of its employees.
     12.4 Importer of Record. In the event any APIs or other Materials supplied by Omeros are imported into the United States for delivery to Hospira, Omeros shall be the importer of record of such APIs or other Materials, unless otherwise agreed with Hospira.
     12.5 Severability/Enforceability. If any provision(s) of this Agreement shall be held invalid, illegal, or unenforceable by a court of competent jurisdiction, this Agreement shall continue in full force and effect without said provision(s), consistent with the intent of the Parties at the time of its execution. If deletion of such provision materially alters the basis of this Agreement, then the Parties shall negotiate a good faith alternative.
     12.6 Modification/Waiver. This Agreement may not be altered, amended, or modified (nor shall any obligation or breach be deemed waived) in any way, unless such alteration, amendment or modification is in writing and signed by the Parties (or unless such waiver is in writing and signed by the waiving Party). The failure of a Party to enforce any provision(s) of this Agreement shall not be construed to be a waiver of the right of such Party to thereafter enforce that provision or any other provision or right.
     12.7 Notices. All notices and demands required or permitted to be given or made pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service, properly addressed to the address of the Party to be notified as shown below:

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If to Hospira:
Hospira Worldwide Inc.
D-988, Building H1
275 North Field Drive
Lake Forest, Illinois 60045
Attention: VP & GM, One2One Global Contract Manufacturing Services
Facsimile: 224-212-3210
With a copy to:
Hospira, Inc.
Building H1, Dept NLEG
275 North Field Drive
Lake Forest, Illinois 60045
Attention: General Counsel
Facsimile: 224-212-2088
If to Omeros:
Omeros Corporation
1420 Fifth Avenue, Suite 2600
Seattle, Washington 98101
Attention: Chief Executive Officer
With a copy to: Vice President, Patent & General Counsel
Facsimile: 206-264-7856
or to such other address as to which either Party may notify the other. Any notice sent by facsimile transmission shall be followed within twenty-four (24) hours by a signed notice sent by first class mail, postage prepaid or by express courier service.
     12.8 Assignability. Neither Party may assign its rights and/or delegate its obligations under this Agreement without the other Party’s prior written consent (which shall not be unreasonably withheld or delayed); provided that either Party may assign or transfer this Agreement to any successor in interest (whether by merger, acquisition, asset purchase or otherwise) to all or substantially all of its business to which this Agreement relates, provided that the assigning Party shall provide written notice to the other within thirty (30) days prior to such assignment. The obligations and rights under this Agreement shall be binding upon all permitted assigns.
     12.9 Public Announcements. Subject to disclosures permitted under Subsections 8.1, 8.2 and 8.3 or as otherwise required by law or regulation, no public announcement relating to this Agreement shall be made by either Party without the prior written consent of the other Party, and neither Party shall use the other Party’s name, trademark or trade name, or the name of any employee of the other Party, in any advertising or news release (including, without limitation, any posting on the worldwide web) without the prior written consent of the other Party.

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     12.10 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.
     12.11 Survival. The following Sections and Subsections shall survive the termination or expiration of this Agreement for any reason: Sections 1 (to the extent definitions are embodied in the following Sections and Subsections), 4, 5, 7, 8, 9, 11 and 12 and Subsections 2.2.1, 3.1 (for Processed Product), 3.2, 3.3, 3.4 (except for replacement of non-conforming Product), 3.6 and 3.7 (with respect to retention of samples), 3.12, 3.13, 5.1-5.4, 5.6, 5.7, 5.8 and 10.6.
     12.12 Integration. This Agreement including any Exhibits hereto, shall constitute the entire Agreement between the Parties with respect to the subject matter hereof, and shall supersede all prior communications, understandings, and agreements (including any prior confidentiality agreement) with respect thereto.
     12.13 Counterparts. This Agreement may be executed by original or facsimile signature in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

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     IN WITNESS THEREOF, the Parties have caused this Agreement to be duly executed as of the Effective Date.

OMEROS CORPORATION
By:	/s/ Gregory A. Demopulos
Gregory A. Demopulos, M.D.
Chairman & CEO

HOSPIRA WORLDWIDE, INC.
By:	/s/ Thomas Moore
Thomas Moore
President, Global Pharmaceuticals

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EXHIBIT A
PRODUCT ATTRIBUTES
Commercial Product
▪	Manufactured at Hospira’s McPherson, Kansas facility [†]

▪	[†]

▪	[†]

▪	[†]

▪	[†]

▪	Bulk APIs to be supplied by Omeros, [†].

▪	[†]

▪	Release testing to be performed by Hospira with issuance of a Certificate of Analysis

▪	[†]

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EXHIBIT B
PRODUCT PRICING
[†]

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EXHIBIT C
PRODUCT STABILITY MATRIX
A stability time point matrix shall be mutually agreed in writing.

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